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                                                               EXHIBIT 23


                  [LETTERHEAD OF GRAY HUNTER STENN LLP]







                     INDEPENDENT AUDITORS' CONSENT
                     -----------------------------


The Board of Directors
Heartland Bancshares, Inc.



We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-22489) of Heartland Bancshares, Inc. of our report dated January 22, 1999 relating to the consolidated statements of financial condition of Heartland Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, included in the Annual Report on Form 10-KSB of Heartland Bancshares, Inc. for the year ended December 31, 1998.


                               /s/ Gray Hunter Stenn LLP

Marion, Illinois
March 26, 1999